Press Release

Investor Relations:
Patricia Aguirre
Hythiam, Inc.
(310) 444-4333
paguirre@hythiam.com

HYTHIAM RECEIVES NASDAQ NOTIFICATION REGARDING BID PRICE;
GRACE PERIOD GRANTED THROUGH MARCH 15, 2010

LOS ANGELES, CALIFORNIA — September 18, 2009 — Hythiam, Inc. (NASDAQ:HYTM) announced today that on September 15, 2009, the Company received a letter from The NASDAQ Stock Market indicating that because the bid price of the Company’s common stock had closed below the minimum $1.00 per share threshold as set forth in NASDAQ Listing Rule 5450(a)(1) for the prior 30 consecutive business days, the Company has been provided 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement.  The most recent notice does not impact the Company’s listing on NASDAQ at this time.  If at any time during this grace period the bid price of the Company’s security closes at $1.00 per share or more for a minimum of ten consecutive business days, the Company will regain compliance with the minimum bid price requirement.

About Hythiam®
Hythiam, Inc. provides, through its CatasysTM offering, behavioral health management services to health plans, employers and unions through a network of licensed and company managed healthcare providers. The Catasys substance dependence program is built around medical and psychosocial interventions, including the patented PROMETA® Treatment Program for alcoholism and stimulant dependence. The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers. Hythiam, Inc. does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program. For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.